Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement (this “Amendment”) is made and entered into by and between Merit Medical Systems, Inc., a Utah corporation (the “Company”), and Fred P. Lampropoulos (the “Executive”) as of the 11th day of December, 2017.
RECITALS:
WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company pursuant to that certain Employment Agreement between the Company and the Executive dated as of May 26, 2016 (the “Employment Agreement”); and
WHEREAS, it is necessary and desirable to amend the Employment Agreement provisions relating to the definition of “Good Reason,” delete the Company’s obligation to provide a tax gross-up for parachute payments and make certain other related changes; and
WHEREAS, the Company and the Executive desire to enter into this Amendment to the Employment Agreement to make the above changes;
AMENDMENT:
NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Employment Agreement as follows:
1.Section 4(d) of the Employment Agreement, relating to termination of employment by the Executive for “Good Reason,” is amended to read as follows:

“(d)        By the Executive for Good Reason. The Executive may terminate and resign the Executive's employment for Good Reason effective on or after the date of a Change in Control upon not less than thirty (30) days advance written notice of termination to the Company; provided the Executive delivers such notice of termination to the Company within 90 days after the occurrence of the event constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(i)    the Company’s assignment to the Executive upon or within two (2) years after a Change in Control of any duties inconsistent in any respect with the Executive's position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company upon or within two (2) years after a Change in Control which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)    the Company’s failure upon or within two (2) years following a Change in Control to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)     upon or within two (2) years following a Change in Control, the Company's requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i)(B)

hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; and

(iv)    any failure by the Company to comply with and satisfy Section 9(c) of this Agreement.”

2. Section 4(g)(i) of the Employment Agreement, defining the applicable “Date of Termination,” is amended to read as follows:

“(i)    if the Executive's employment is terminated by the Company for Cause, or upon or following a Change in Control by the Executive for Good Reason: (A) the date of the receipt of the Notice of Termination in the case of termination by the Company for Cause, or (B) the date set forth in the Notice of Termination in the case of termination by the Executive for Good Reason, which shall not be less than thirty (30) days after the delivery of the Notice of Termination.”

3.Section 5(g) of the Employment Agreement, relating to and providing a potential gross-up payment for certain “parachute payments” (as defined in Section 280G of the Code), is deleted in its entirety.

4.Section 5(h) of the Employment Agreement, relating to Section 409A of the Internal Revenue Code, is amended to add the following paragraph at the end thereof:

“With respect to items eligible for reimbursement under the terms of this Agreement or any other plan of the Company, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar year in which the related expenses were incurred. All payments under Section 5(c) on account of the Executive’s termination for Good Reason shall be treated for purposes of Code Section 409A, to the fullest extent permitted by the Treasury Regulations under Code Section 409A, as payments on account of the Executive’s involuntary termination.”

5.Section 10(d) of the Employment Agreement, relating to taxes, is amended to read as follows:

“(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Company makes no representation or warranty to the Executive regarding the tax consequences of any payment or benefit under this Agreement, including any representation as to the application of Code Section 409A to such payments. Neither the Company, any Affiliated Companies of the Company, nor any director, officer, employee or agent of the Company or of any of its Affiliated Companies shall have any obligation or liability to gross-up, reimburse or indemnify the Executive for any taxes (including tax-related interest and penalties) imposed on the Executive.”

6.Except as expressly modified above, the Employment Agreement is confirmed in all respects and shall remain in effect in accordance with its prior terms.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the date first set forth above.

THE COMPANY:             MERIT MEDICAL SYSTEMS, INC.

By: /s/ Brian G. Lloyd
Name: Brian G. Lloyd
Title: Chief Legal Officer and Corporate Secretary

THE EXECUTIVE:             /s/ Fred P. Lampropoulos
Fred P. Lampropoulos

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